SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – March 25, 2009

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2009, the Compensation and Incentive Committee (the “Committee”) of the Board of Directors of Omnicare, Inc. (the “Company”) established the 2009 annual performance objectives for the Company’s stockholder-approved Annual Incentive Plan (the “Plan”) based on earnings per share of the Company and, with respect to awards to executive officers of the Company intended to be exempt under Section 162(m) of the Internal Revenue Code, consolidated income of the Company as well.

The Committee also established a 2009 target award under the Plan for each participant as a percentage of base salary. Any award paid to a participant will be calculated based on a predetermined percentage of such participant’s target award corresponding to the percentage of the performance objective actually achieved. Each participant’s maximum possible award is 200% of such participant’s target award and there may be no awards paid unless 80% or more of the performance objective is achieved. These awards are subject to adjustment as described below or as the Committee may otherwise determine.

The Committee may adjust the amount of any awards as determined above by applying a multiplier to such awards, in the case of executive officers participating in the Plan, of 0.5x to 1.25x to reflect individual performance. The Committee may also adjust the performance objective and the amount of each award to reflect unexpected events. Awards generally will be paid in cash, but the Committee may elect to pay all or a portion of any award in restricted stock of the Company. All awards would be subject to the Committee’s downward discretion as provided under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

	By:	/s/ Mark G. Kobasuk
	Name:	Mark G. Kobasuk
	Title:	Vice President – General Counsel
Dated: March 31, 2009